Exhibit 1.1

PEPSICO, INC.

0.400% Senior Notes due 2032
1.050% Senior Notes due 2050

TERMS AGREEMENT

October 5, 2020

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell €750,000,000 of its 0.400% Senior Notes due 2032 (the “2032 Notes”) and €750,000,000 of its 1.050% Senior Notes due 2050 (the “2050 Notes,” and together with the 2032 Notes, the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 filed with the Securities and Exchange Commission on November 18, 2019 as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-234767) (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.360% of the principal amount thereof for the 2032 Notes and 99.121% of the principal amount thereof for the 2050 Notes.

	Principal Amount of
Underwriters	2032 Notes	2050 Notes
Deutsche Bank AG, London Branch	€150,000,000	€150,000,000
Goldman Sachs & Co. LLC	150,000,000	150,000,000
Merrill Lynch International	150,000,000	150,000,000
BNP Paribas	60,000,000	60,000,000
HSBC Bank plc	60,000,000	60,000,000
Mizuho International plc	60,000,000	60,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	32,500,000	32,500,000
Barclays Bank PLC	32,500,000	32,500,000
The Toronto-Dominion Bank	32,500,000	32,500,000
ING Bank N.V., Belgian Branch	7,500,000	7,500,000
Société Générale	7,500,000	7,500,000
UBS AG London Branch	7,500,000	7,500,000
Total	€750,000,000	€750,000,000

The Underwriters agree to reimburse the Company for €825,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(a)(vii) of the Standard Provisions shall apply to the Underwritten Securities.

Section 9(c), (d) and (e) of the Standard Provisions shall apply to this Agreement. The Stabilizing Manager is Merrill Lynch International. The Manufacturers are Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC and Merrill Lynch International.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the fourth sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iv) the eleventh and twelfth paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (v) the second and third full paragraphs of text on page S-2 in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	October 5, 2020
Time of Sale:	1:59 p.m. New York Time on the Trade Date
Settlement Date (T+4):	October 9, 2020
Closing Time:	6:00 a.m. New York Time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated November 18, 2019, preliminary prospectus supplement dated October 5, 2020 and free writing prospectus dated October 5, 2020
Title of Securities:	0.400% Senior Notes due 2032	1.050% Senior Notes due 2050
Aggregate Principal Amount Offered:	€750,000,000	€750,000,000
Maturity Date:	October 9, 2032	October 9, 2050
Interest Payment Dates:	Annually on each October 9, commencing October 9, 2021	Annually on each October 9, commencing October 9, 2021
Benchmark Bund:	DBR 0.000% due August 15, 2030	DBR 0.000% due August 15, 2050
Benchmark Bund Yield:	-0.512%	-0.088%
Spread to Benchmark Bund:	+92.4 bps	+114.5 bps
Mid-Swap Yield:	-0.138%	0.007%
Spread to Mid-Swap:	+55 bps	+105 bps
Coupon:	0.400%	1.050%
Price to Public (Issue Price):	99.860%	99.821%
Redemption for Tax Reasons:	The Company may redeem all, but not less than all, of the Underwritten Securities in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Underwritten Securities to, but not including, the date fixed for redemption.

Redemption Provisions:

Prior to July 9, 2032, the greater of (i) 100% of the principal amount of the Underwritten Securities being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purpose that the

Prior to April 9, 2050, the greater of (i) 100% of the principal amount of the Underwritten Securities being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purpose that the

2032 Notes matured on July 9, 2032, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

On or after July 9, 2032 (three months prior to the maturity date), at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed, plus accrued and unpaid interest to the date of redemption.

2050 Notes matured on April 9, 2050, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

On or after April 9, 2050 (six months prior to the maturity date), at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed, plus accrued and unpaid interest to the date of redemption.

“Par Call Date” means, with respect to the 2032 Notes, July 9, 2032, the date that is three months prior to the maturity date of such 2032 Notes and, with respect to the 2050 Notes, April 9, 2050, the date that is six months prior to the maturity date of such 2050 Notes.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Underwritten Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Underwritten Securities to be redeemed, assuming for such purpose that the Underwritten Securities matured on the applicable Par Call Date, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Underwritten Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for such purpose that such Underwritten Security matured on the applicable Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Underwritten Security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
Net Proceeds to PepsiCo (Before Expenses):	€745,200,000	€743,407,500
Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	ACTUAL/ACTUAL (ICMA)
CUSIP / ISIN / Common Code:	713448 FC7 / XS2242633258 / 224263325	713448 FD5 / XS2242633332 / 224263333
Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the Underwritten Securities, will be payable in euro. If, on or after the issuance of the Underwritten Securities, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Underwritten Securities will be made in U.S. dollars until the euro is again available to the Company and so used.
Additional Amounts:	The Company will, subject to certain exceptions and limitations, pay as additional interest on the Underwritten Securities such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Underwritten Securities to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Underwritten Securities then due and payable.
Listing:	The Company intends to apply to list the Underwritten Securities on the Nasdaq Bond Exchange and expects trading in the Underwritten Securities to begin within 30 days after the date of their issuance.
Minimum Denomination:	€100,000 and integral multiples of €1,000
Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman Sachs & Co. LLC Merrill Lynch International
Senior Co-Managers:	BNP Paribas HSBC Bank plc Mizuho International plc Banco Bilbao Vizcaya Argentaria, S.A. Barclays Bank PLC The Toronto-Dominion Bank
Co-Managers:	ING Bank N.V., Belgian Branch Société Générale UBS AG London Branch

Address for Notices to the Representatives:

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
Name: Hugh F. Johnston
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Kenneth Smith
Name: Kenneth Smith
Title: Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

By:	MERRILL LYNCH INTERNATIONAL in its capacity as Underwriter and Stabilizing Manager

	By:	/s/ Angus Reynolds
Name: Angus Reynolds
Title: Authorised Signatory

By:	DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ John Han
Name: John Han
Title: Managing Director

By:	/s/ John McCabe
Name: John McCabe
Title: Managing Director

By:	GOLDMAN SACHS & CO. LLC

By:	/s/ Sam Chaffin
Name: Sam Chaffin
Title: Vice President

By:	BNP PARIBAS

By:	/s/ Benedict Foster
Name: Benedict Foster
Title: Authorised Signatory

By:	/s/ Hugh Pryse-Davies
Name: Hugh Pryse-Davies
Title: Authorised Signatory

By:	HSBC BANK PLC

	By:	/s/ Samantha Riley
Name: Samantha Riley
Title: Managing Director

By:	MIZUHO INTERNATIONAL PLC

	By:	/s/ Manabu Shibuya
Name: Manabu Shibuya
Title: Executive Director

By:	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

	By:	/s/ Alvaro Solis
Name: Alvaro Solis
Title: Managing Director

By:	/s/ Patricia Cuenllas
Name: Patricia Cuenllas
Title: Executive Director, Debt Capital Markets

By:	BARCLAYS BANK PLC

	By:	/s/ Barbara Mariniello
Name: Barbara Mariniello
Title: Managing Director

By:	THE TORONTO-DOMINION BANK

	By:	/s/ Paul Eustace
Name: Paul Eustace
Title: Authorised signatory

By:	ING BANK N.V., BELGIAN BRANCH

	By:	/s/ Remko Huibers
Name: Remko Huibers
Title: Senior Legal Counsel

By:	/s/ Kris Devos
Name: Kris Devos
Title: Managing Director

By:	Société Générale

	By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: Head of DCM, Americas

By:	UBS AG LONDON BRANCH

	By:	/s/ Nicholas Lewis
Name: Nicholas Lewis
Title: Executive Director

By:	/s/ Liam Ayre
Name: Liam Ayre
Title: Executive Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated October 5, 2020 (including the Base Prospectus dated November 18, 2019)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated October 5, 2020 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities